Exhibit 99.1

FOR IMMEDIATE RELEASE	NR11-18

DYNEGY INC. ANNOUNCES ANNUAL MEETING RESULTS

HOUSTON (June 15, 2011) – At today’s annual meeting of stockholders of Dynegy Inc. (NYSE: DYN), the company announced the results of six proposals voted on by stockholders:

Proposal 1 relating to election of directors – Stockholders elected all seven board nominees to serve until next year’s annual meeting of stockholders.  The individuals that were elected are Thomas W. Elward, Michael J. Embler, Robert C. Flexon, E. Hunter Harrison, Vincent J. Intrieri, Samuel Merksamer and Felix Pardo.

Proposal 2 relating to the compensation of executive officers – Stockholders approved, on an advisory basis, the compensation of the company’s named executive officers.

Proposal 3 relating to the frequency of stockholders vote on compensation – Stockholders voted in favor of holding future advisory votes on the company’s executive compensation on an annual basis.

Proposal 4 relating to the Stockholders Protection Rights Agreement – Stockholders approved the continuation of the Stockholder Protection Rights Agreement for another year.

Proposal 5 relating to ratification of independent registered public accountants – Stockholders ratified the selection of Ernst & Young LLP as Dynegy’s independent auditors for 2011.

Proposal 6 relating to stockholder proposal regarding greenhouse emissions – Stockholders rejected a proposal regarding the establishment of quantitative goals for the reduction of greenhouse gas emissions.

For more information on the proposals considered at the meeting, please refer to the company’s Proxy Statement, which can be downloaded free of charge from the “Investor Relations” section of the company’s web site at www.dynegy.com.